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                                                                    Exhibit 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated July 3, 2003, except for Notes I, K and O(1), as to which the dates are February 2, 2004, December 29, 2003 and February 27, 2004, respectively accompanying the consolidated financial statements of AngioDynamics, Inc. and Subsidiaries, a wholly-owned subsidiary of E-Z-EM, Inc., contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."



/s/ GRANT THORNTON LLP

Melville, New York
April 14, 2004